NEWS RELEASE

Investor Contact	Media Contact
Aaron Howald	Breeanna Straessle
615.986.5792	615.986.5886
Aaron.Howald@lpcorp.com	Breeanna.Straessle@lpcorp.com

FOR RELEASE AT 6 A.M. (ET) Feb. 12, 2021

LP Building Solutions Announces Increased Quarterly Dividend

NASHVILLE, Tenn. (Feb. 12, 2021) – LP Building Solutions (LP, NYSE: LPX) today announced that its Board of Directors has declared an increased quarterly cash dividend to common shareholders of $0.16 per share, up 10% from its previous $0.145 per share quarterly dividend. The cash dividend will be payable March 8, 2021 to shareholders of record as of February 22, 2021.

About LP Building Solutions
As a leader in high-performance building solutions, Louisiana-Pacific Corporation (LP Building Solutions, NYSE: LPX) manufactures engineered wood building products that meet the demands of builders worldwide. Its extensive offerings include innovative and dependable building products and accessories, such as LP® SmartSide® Trim & Siding, the LP Structural Solutions portfolio (LP WeatherLogic® Air & Water Barrier, LP Legacy® Premium Sub-Flooring, LP® TechShield® Radiant Barrier, LP® FlameBlock® Fire-Rated Sheathing and more), oriented strand board (OSB), LP® TopNotch® Sub-Flooring, LP® Outdoor Building Solutions®, and LP Elements® Performance Fencing. In addition to product solutions, LP provides industry-leading service and warranties. Since its founding in 1972, LP has been Building a Better World™ by helping customers construct beautiful, durable homes. Headquartered in Nashville, Tennessee, LP operates 25 plants across the U.S., Canada, Chile and Brazil. For more information, visit LPCorp.com.